Annex D

FORM OF WRITTEN CONSENT
ISLET SCIENCES, INC.

This Written Consent is solicited by the Board of Directors of Islet Sciences, Inc.

Please return this consent no later than        pm (Eastern Standard Time) on            , 201_, which is the date that the Company Board of Directors expects to receive consents under the Voting Agreement.

The undersigned, being a holder of record of common stock, par value $0.001, of Islet Sciences, Inc., a Nevada corporation (the “Company”), on                 , 201_, hereby: (i) acknowledges receipt of the consent solicitation statement/prospectus of the Company, which is part of a registration statement on Form S-4 (No. 333-                   ______________), and (ii) consents, by virtue of this written consent without a meeting, with respect to each share of Company common stock that the undersigned holds beneficially or of record (which number is set forth below), to the merger of Islet Merger Sub, Inc., a Nevada corporation (“Merger Sub”), with and into the Company, with the Company as the surviving entity in the merger becoming a wholly owned subsidiary of Avogenx, Inc., a Delaware corporation (“Holdco”), and each share of the Company common stock issued and outstanding immediately prior to the effective time of the merger to be converted into the right to receive validly issued, fully paid and non-assessable shares of Holdco common stock, and adoption and approval of the Agreement and Plan of Merger by and among the Company, Holdco, Merger Sub, Brighthaven Ventures, L.L.C., a North Carolina limited liability company (“BHV”), and each of the members of BHV, dated as of September 30, 2014, and the transactions contemplated thereby.

IMPORTANT: PLEASE DATE AND SIGN THE CONSENT BELOW. If held in joint tenancy, all persons must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please give full title as such. If shares are held by a corporation, please sign the full corporate name by president or other authorized officer. If shares are held by a partnership or other entity, please sign the full partnership or other entity name by authorized person. Please execute, date, sign and return this Written Consent promptly to the Company by emailing a .pdf copy of the Written Consent to info@isletsciences.com (Attention: James Green, Chief Executive Officer), or by mailing this Written Consent to Islet Sciences, Inc. at 8601 Six Forks Rd., Suite 400, Raleigh, North Carolina 27615, Attention: James Green, Chief Executive Officer.

IF AN INDIVIDUAL: By: (duly authorized signature) Name: (please print or type full name) Title: (please print or type full title)	IF AN ENTITY: (please print or type complete name of entity) By: (duly authorized signature) Name: (please print or type full name) Title: (please print or type full title)

Date: , 201_	Date: , 201_

Number of shares held beneficially and of record: